                           ASSET PURCHASE AGREEMENT


    This ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of June 14, 1997, by and among Synopsys, Inc., a Delaware corporation ("SELLER"), Arkos Design, Inc., a California corporation and wholly-owned subsidiary of Seller ("SUB") and Quickturn Design Systems, Inc., a Delaware corporation ("BUYER").


                                   RECITALS

    A. Seller and Sub have been engaged in designing, developing and marketing processor-based emulation systems (the "SELLER EMULATION BUSINESS").

    B. Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, on the terms and for the consideration provided below, all the assets relating to the Seller Emulation Business, including all the stock of Sub (together, the "ACQUIRED ASSETS"), as provided in this Agreement (such sale by Seller and purchase by Buyer being referred to as the "ACQUISITION").

    C. The Boards of Directors of Seller and Buyer believe it is in the best interests of their respective companies and the shareholders of their respective companies that Seller sell to Buyer for the consideration set forth below all the Acquired Assets, including all the outstanding capital stock of Sub and, in furtherance thereof, have approved same.

    D. Sub, Seller and Buyer desire to make certain representations and warranties and other agreements in connection with the Acquisition.

    NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

    1.1 PURCHASE AND SALE. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, the Acquired Assets on the Closing Date (as defined in Section 1.6).

    1.2  DESCRIPTION OF ACQUIRED ASSETS.  At the Closing (as defined in
Section 1.6), Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title, and interest in or to the Acquired Assets, including without limitation the assets listed on the attached
SCHEDULE 1.2 and all shares of Sub common stock, par value $0.00001 per share (the "SUB CAPITAL

STOCK"), such common stock representing all the outstanding capital stock of Sub. Buyer acknowledges that any income accruable to Sub from Seller for Seller's use of Sub's technology will be dividended to Seller prior to the Closing (and the receivable set forth on the Sub Balance Sheet (as defined in Section 2.6) will be used to satisfy such dividend amount).

    1.3 NO BUYER ASSUMPTION OF LIABILITIES. Buyer shall not assume any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) of Seller or Sub pursuant to this Agreement or the transactions contemplated hereby or otherwise.

    1.4 CONSIDERATION FOR ASSETS. As consideration (the "CONSIDERATION") for the sale of the Acquired Assets to Buyer at the Closing, on the terms and subject to the conditions set forth in this Agreement:

         (a) Buyer shall pay to Seller, by wire transfer of next day funds to such account as is specified by Seller, an amount equal to $3,000,000;

         (b) Buyer shall deposit into escrow the sum of $2,000,000 (the "ESCROW AMOUNT") in accordance with Section 7.1 and the Escrow Agreement attached as EXHIBIT A;

         (c) Buyer shall deliver to Seller 500,000 shares of Buyer's Common Stock (the "BUYER'S SHARES"); and

         (d) Buyer shall deliver to Seller a warrant (the "BUYER'S WARRANT") having substantially the form attached as EXHIBIT B which warrant shall, subject to the terms of such warrant, permit Seller to purchase 1,000,000 shares of the Buyer's Common Stock at an exercise price equal to 110% of the closing price of Buyer's Common Stock on the Nasdaq National Market on June 6, 1997, which exercise price the parties hereby agree equals $13.34.

    1.5 SALES AND USE TAXES. The sales, use and transfer taxes arising out of the transfer of the tangible fixed assets included in the Acquired Assets (the "TRANSFER TAXES") shall be paid by Seller. To the extent permitted by law, Buyer shall cooperate fully with Seller in minimizing Transfer Taxes, which the parties estimate (based on a preliminary analysis of the assets to be transferred) to be approximately $80,000. To the extent a taxing authority provides notice to Buyer of an audit of the Transfer Taxes, Buyer shall immediately notify Seller and Seller shall assume responsibility for such audit and shall pay when due any additional Transfer Taxes (plus interest and penalties) ultimately assessed with respect to the transfer of the tangible fixed assets contemplated by this Agreement, other than those additional Transfer Taxes imposed solely by reason of Buyer's failure to use best efforts to comply with the procedures set forth in the Delivery Protocol (as defined below) which taxes shall be the responsibility of Buyer; provided, however, that such noncompliance was not specifically requested by Seller in writing. Seller shall have complete authority to control, settle or defend any proposed adjustment to the Transfer Taxes and Buyer shall cooperate fully with Seller, in its defense or settlement of any proposed adjustment to Transfer Taxes. Buyer would supply Seller with a qualified resale certificate for all inventory transferred as part of the Acquisition.

    1.6  CLOSING.

         (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, at noon on June 14, 1997 (the "CLOSING DATE").

         (b)  DELIVERY AT CLOSING.  At the Closing:

               (i) Seller shall deliver to Buyer a certificate representing the Sub Capital Stock that Buyer is purchasing from Seller hereunder, properly endorsed in blank for transfer and accompanied by a duly executed stock power in proper form.

              (ii) Buyer shall deliver to Seller the Consideration, including the cash payment set forth in Section 1.4(a), the Buyer's Shares (registered in such name(s) and denominations as Seller may reasonably request) and the Buyer's Warrant.

              (iii) Seller, Sub and Buyer shall deliver or cause to be delivered to one another such other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

              (iv) Seller and Buyer shall deliver an executed Registration Rights Agreement attached as EXHIBIT D, which shall become effective upon the Closing.

               (v) Seller and Buyer shall deliver an executed Synthesis Database Licensing Agreement attached as EXHIBIT E, which will become effective upon the Closing.

              (vi) Counsel to Seller shall deliver a legal opinion having substantially the form of EXHIBIT F.

         (c) DELIVERY AFTER CLOSING. Within 30 days following the date of the Agreement,

               (i) Seller shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments to the extent obtained and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer good title to all the Acquired Assets free and clear of any and all liens, pledges, security interests, encumbrances, claims and the like, including, without limitation, a Bill of Sale and General Assignment of Assets in substantially the form attached as EXHIBIT C.

              (ii) Seller, through its officers, agents and employees, will put Buyer into full possession and enjoyment of all tangible Acquired Assets (other than the Sub Capital Stock, which shall be delivered as provided herein), terms FOB Seller, unless Buyer otherwise specifies in writing that title and risk of loss pass outside of California; provided, however, that with respect to those Acquired Assets which are delivered to Buyer by remote telecommunication or other similar method, Buyer shall not take title or possession of any tangible manifestation of such Acquired Assets; and provided further that such tangible manifestations to be retained by Seller shall not represent title to intellectual property. Buyer agrees not to request to take possession of any intangible Acquired Asset by other than remote telecommunication means unless expressly agreed in writing by Seller. At the Closing, Seller shall commence delivery to Buyer of those Acquired Assets identified by Buyer to be delivered by remote telecommunication, and Seller shall use its reasonable best efforts to comply with the delivery protocol established by Buyer and Seller jointly prior to Closing with respect to such assets (the "DELIVERY PROTOCOL").

         (d) TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all Acquired Assets, the officers and directors of Seller are fully authorized in the name of Seller or otherwise to take, and will take all such lawful and necessary and/or desirable action (including without limitation obtaining any required consents or approvals).

    1.7 RESIGNATION OF OFFICERS AND DIRECTORS. The officers and directors of Sub in office immediately prior to the Closing shall resign as officers and directors of Sub effective as of the Closing, and, effective as of the Closing, Keith Lobo and Ray Ostby shall be appointed as the two directors of Sub, and Keith Lobo shall be appointed President of Sub and Ray Ostby shall have been appointed Chief Financial Officer of Sub. Seller shall have delivered documentation reasonably approved by Buyer evidencing the foregoing.


                                  ARTICLE II

           CERTAIN REPRESENTATIONS AND WARRANTIES OF SELLER AND SUB

    In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

    In this Agreement, any reference to a party's "KNOWLEDGE" means such party's actual knowledge.

    2.1 ORGANIZATION, STANDING AND POWER. Each of Seller and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Seller and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on such entity or the Acquired Assets. Sub has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Sub, each as amended to date, to Buyer. Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

    2.2 SUBSIDIARIES. Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    2.3 CAPITAL STRUCTURE. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, of which there are 1,000 shares of Common Stock issued and outstanding, all of which are owned by Seller. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. All outstanding shares of Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Sub or any agreement to which Sub is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or, agreements of any character to which Sub is a party or by which it is bound obligating Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Sub or obligating Sub to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the rights created pursuant to this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Sub Common Stock. All outstanding shares of Sub Common Stock were issued in compliance with all applicable federal and state securities laws.

    2.4 AUTHORITY. Each of Seller and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and on the part of Sub (including the approval of Seller, its sole shareholder). This Agreement has been duly executed and delivered by Sub and Seller and constitutes the valid and binding obligations of Sub and Seller enforceable against Sub and Seller in accordance with its terms. The execution and delivery of this Agreement by Sub and Seller do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the organizational documents of Sub or Seller, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or Seller or any of their respective properties or assets. No consent, approval, order or authorization of, or registration or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

    2.5  VALID OWNERSHIP; EFFECTIVE TRANSFER OF NECESSARY RIGHTS.

         (a) OWNERSHIP. Seller owns and has good and marketable to all of the Acquired Assets free and clear of all liens, pledges, security interests, encumbrances, claims and the like, and has the rights to sell, assign, transfer, and deliver the Acquired Assets.

         (b) EFFECTIVE TRANSFER OF NECESSARY RIGHTS. Upon the Closing, by means of this Agreement, together with the documents, instruments and agreements contemplated hereby, Seller will transfer good and marketable title to all Acquired Assets (including the Intellectual Property) to Buyer, free and clear of all liens, pledges, security interests, encumbrances, claims and the like. The Acquired Assets (including the Intellectual Property) transferred to Buyer pursuant to this Agreement, and the documents, instruments and agreements contemplated hereby will include all necessary assets and intellectual property rights related to the Seller Emulation Business, free and clear of all liens, pledges, security interests, encumbrances, claims and the like.

    2.6 FINANCIAL STATEMENTS. Sub has delivered to Buyer its balance sheet as of the date of this Agreement (the "SUB BALANCE SHEET"). Within 30 days after the date of this Agreement, Sub shall have delivered (to the extent available) its audited annual financial statements since inception.

    2.7 ABSENCE OF LIABILITIES. Sub has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than as disclosed on the Sub Balance Sheet, and Buyer shall not assume any liabilities or obligations of Seller or Sub as a result of its purchase of the Acquired Assets.

    2.8 LITIGATION. There is no private or governmental action, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Seller or Sub, threatened against Seller (with respect to the Seller Emulation Business), Sub or any of Sub's properties, or that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

    2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Sub or Seller which has or could reasonably be expected to have the effect of prohibiting or impairing Buyer's future operation of the Seller Emulation Business.

    2.10 INVENTORY. The inventory included in the Acquired Assets (including raw materials, work in progress and finished goods) is as set forth on SCHEDULE 1.2 and constitutes all of the inventory relating to the Seller Emulation Business. Such inventory is identified as to those items which are consistent with the current version of the Seller Emulation Business product(s) and those items which are either inconsistent with such current version or otherwise obsolete or damaged. Seller has also identified on SCHEDULE 1.2 all inventory that is on loan or consignment to customers, sales offices or design centers of the Seller Emulation Business and the location of such inventory.

    2.11      CAPITAL EQUIPMENT AND HARD ASSETS.  All tangible assets listed on
SCHEDULE 1.2 are in substantially good condition and repair and are adequate for the uses to which they are being put or would be put in the ordinary course of business consistent with industry standards.

    2.12      INTELLECTUAL PROPERTY.

              (a) To the knowledge of Seller and Sub, Seller and Sub own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the Seller Emulation Business as currently conducted by Seller and Sub ("INTELLECTUAL PROPERTY") .

              (b) SCHEDULE 1.2 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which Seller or Sub is a party and pursuant to which any person is authorized to use any Intellectual Property, and
(iii) all licenses, sublicenses and other agreements to which Seller or Sub is a party and pursuant to which Seller or Sub is authorized to use any third party patents, trademarks or copyrights, including software ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any Sub product or Seller product relating to the Seller Emulation Business (an "EMULATION PRODUCT").

              (c) To the knowledge of Seller and Sub, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights of Seller or Sub.

              (d) Neither Seller nor Sub is nor will either be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

              (e) All patents, registered trademarks, service marks and copyrights held by Sub or by Seller relating to the Seller Emulation Business are valid and subsisting. Neither Sub nor, with respect to the Seller Emulation Business, Seller, has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; neither Seller nor Sub has any knowledge that the manufacturing, marketing, licensing or sale of any Sub product or Seller product relating to the Seller Emulation Business infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and neither Seller nor Sub has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

              (f) Seller and Sub have secured valid written assignments to them from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Seller or Sub do not already own by operation of law.

              (g) Seller or Sub have taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation of Confidential Information owned by Seller or Sub by or to a third party has been pursuant to the terms of a written agreement between Seller or Sub and such third party. All use, disclosure or appropriation of Confidential Information not owned by Seller or Sub has been pursuant to the terms of a written agreement between Seller or Sub and the owner of such Confidential, Information, or is otherwise lawful.

              (h) Seller (i) has not been sued in any suit, action or proceeding which involves a claim of infringement or violation of any Third Party Intellectual Property Rights which are incorporated in, are or form a part of any Emulation Product and (ii) has not brought any action, suit or proceeding for infringement of Sub's Intellectual Property or breach of any license or agreement involving Intellectual Property of Sub against any third party.

    2.13 TAXES. Seller and Sub have (i) timely filed within the time the period for filing or any extension granted with respect thereto, all Tax Returns which they are required to file relating or pertaining to any and all taxes attributable to or levied upon the Acquired Assets, and (ii) paid any and all taxes they are required to pay in connection with the taxable periods to which such Tax Returns relate. There are (and immediately following the Closing there will be) no liens or similar encumbrances on the Acquired Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable. Seller has no knowledge of any basis for the assertion of any claims which, if adversely determined, would result in a lien or other encumbrance on the Acquired Assets or otherwise adversely affect Buyer or the Acquired Assets. There is (i) no material claim for Taxes that is a lien against the property of Sub or is being asserted against Sub other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Sub being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Sub or any Tax Group and currently in effect, and (iv) no agreement, contract or arrangement to which Sub is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Sub has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing. Sub is not a party to any tax sharing or tax allocation agreement nor does Sub owe any amount under any such agreement. Sub has and will have no liability for unpaid Tax under Section 1.1502 of the Treasury Regulations. For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as a result of Sub's deconsolidation or disaffiliation with Seller or any other corporation upon the Closing of the Stock Purchase and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form, including without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Sub is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government and the consummation of the Acquisition shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

    2.14 EMPLOYEE MATTERS. Sub has no employees or consultants or employee benefit plans or agreements, and to the extent it has had any of the foregoing in the past, has no liabilities or obligations relating in any way whatsoever to the same.

    2.15 COMPLIANCE WITH LAWS. Sub has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Sub. Sub has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Sub currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Sub's business or the holding of any such interest ((i) and (ii) herein being collectively called "SUB AUTHORIZATIONS"), and all of such Sub Authorizations are in full force and effect, except where the failure to obtain or have any such Sub Authorizations could not reasonably be expected to have a Material Adverse Effect on Sub or the Acquired Assets.

    2.16 MINUTE BOOKS. Within 30 days following the date of this Agreement, Seller shall have delivered complete and correct copies of the minute books of Sub in Seller's possession. No meetings of directors or shareholders have occurred and no actions by written consent have been executed in the preceding two years, except as provided in Section 1.7 and Section 2.4.

    2.17 BROKERS' AND FINDERS' FEES. Neither Seller nor Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.18 CUSTOMERS. Seller has provided Buyer with a list of all customers of the Seller Emulation Business since inception of such business, together with a schedule of such customers' orders and specifying which orders (whether for revenue or not) have not yet been filled, and of those orders which have been filled, those as to which revenue has been recognized, the amount (if any) of cash collected and the amount of revenue deferred. Additionally, Seller has provided Buyer, for each listed customer order, a brief description of the status of that installation and any further commitments, contingencies, milestones or customer expectations with regard to that order.

    2.19 CONTRACTS; CONSENTS. Sub is not a party to any contracts or agreements other than this Agreement. There are no consents or approvals of third parties, Governmental Entities or otherwise required for Seller and Sub to sell, assign or transfer the Acquired Assets to Buyer or to provide Buyer with the full enjoyment of such Acquired Assets.

    2.20 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Seller or Sub herein or in any Schedule hereto, or certificate furnished by Seller or Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. None of the representations and warranties set forth in this
Article II in any way limits any representation or warranty made in Section 2.7.


                                  ARTICLE III

               ADDITIONAL SELLER REPRESENTATIONS AND WARRANTIES

    Seller further represents and warrants to Buyer as follows:

    3.1 ACQUISITION ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Seller in reliance upon Seller's representation to Buyer, which by Seller's execution of this Agreement Seller hereby confirms, that the Buyer's Shares and Buyer's Warrants (collectively, the "SECURITIES") to be acquired by Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

    3.2 RELIANCE UPON SELLER'S REPRESENTATIONS. Seller understands that the Securities are not registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Buyer's reliance on such exemption is based on Seller's representations set forth herein.

    3.3 RECEIPT OF INFORMATION. Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Seller further represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, prospects and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of Buyer in Article IV of this Agreement or the right of Seller to rely thereon.

    3.4 INVESTMENT EXPERIENCE. Seller is experienced in evaluating and investing in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

    3.5 RESTRICTED SECURITIES. Seller understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. To the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the following restrictive legend:

         "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF, OR EXEMPTION THEREUNDER, UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT."

    Seller covenants that, except to the extent such restrictions are waived by Buyer, Seller shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in such legend. Seller may sell the Securities in compliance with Rule 144 promulgated under the Securities Act without providing Buyer or any of its representatives an opinion of counsel regarding such sale and with an opinion of counsel in reliance on any other exception. Seller agrees to provide Buyer with notice of any sale of the Securities no later than immediately prior to placing an order with a broker or, if not sold through a broker, at the time of closing an agreement to sell the Securities, and, to the extent practicable, Seller will use its best efforts to provide Buyer 48 hours advance notice of any such sale.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

    4.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Buyer.

    4.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Buyer or any of its subsidiaries, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration or declaration with, any Governmental Entity is required by or with respect to Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

    4.3 BUYER CAPITAL STRUCTURE. The authorized capital stock of Buyer consists of 40,000,000 shares of Common Stock, no par value. At the close of business on May 31, 1997, (i) 16,815,482 shares of Buyer's Common Stock were issued and outstanding; (ii) 4,936,776 shares of Buyer's Common Stock were reserved for issuance upon exercise of options (the "BUYER OPTIONS") under Buyer's various Stock Option Plans and 1994 Director Stock Option Plan, of which options to purchase 3,045,330 shares were outstanding; (iii) 1,200,000 shares of Buyer's Common Stock were reserved for issuance under Buyer's 1993 Employee Stock Purchase Plan (the "ESPP"), of which 536,685 shares have been issued; and (iv) 450,000 shares of Buyer's Common Stock were reserved for issuance under options granted and outstanding but not subject to a specific stock purchase or stock option plan. Except as set forth in this Section 4.3 and except as contemplated by this Agreement, there are no existing agreements, options, warrants, rights, calls or commitments of any character providing for the issuance of any additional shares of Buyer's Common Stock and there are no outstanding securities or other instruments convertible into or exchangeable for shares of Buyer's Common Stock and no commitments to issue such securities or instruments.

    4.4 SEC DOCUMENTS. Buyer has made available to Seller a true and complete copy of Buyer's Form 10-K for the year ended December 31, 1996 and Form 10-Q for the three (3) months ended March 31, 1997, and any other statement, report, registration statement or definitive proxy statement filed by Buyer with the SEC from December 31, 1996 to the Closing Date (the "BUYER SEC DOCUMENTS"). As of their respective filing dates, Buyer has made all necessary SEC filings, the Buyer SEC Documents comply or will comply in all material respects with the requirements of the Securities Exchange Act of 1934 as amended, or the Securities Act, and none of the Buyer SEC Documents contain or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since March 31, 1997, there has not occurred a Material Adverse Effect on Buyer.

    4.5 SHARES OF COMMON STOCK. The Buyer's Shares, and Buyer Common Stock issuable on exercise of the Buyer's Warrant, when issued and delivered to Seller in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.


    4.6 BROKERS' OR FINDERS' FEES. Buyer is not a party to, or in any way obligated under, and has no knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement, the nonpayment of which could result in the placement of a lien or other encumbrance on the Acquired Assets, or a claim against Buyer or its affiliates.

    4.7 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Buyer herein or in any Schedule hereto, or certificate furnished by Buyer pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    5.1 PUBLIC DISCLOSURE. Buyer and Seller intend to make a joint press release regarding the terms of this Agreement, the transactions contemplated hereby and certain other matters; however, neither shall issue any such press release or make any such statement or disclosure without the prior written approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

    5.2 LEGAL REQUIREMENTS. Each of Buyer, Seller and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    5.3 EMPLOYEES. Seller will not assert a claim (of tortious interference, theft of trade secrets or otherwise) as a result of Buyer's recruitment of employees or former employees of the Seller Emulation Business. Seller acknowledges and agrees that any rights that it has by virtue of non-compete arrangements entered into in connection with its original acquisition of Sub shall be assigned to Buyer within 30 days following the Closing or, in the event that such agreements are not assignable, then Seller agrees to, at the request of Buyer, enforce any and all of such rights so that they inure to the benefit of Buyer. Seller further agrees to provide documentation relating to such agreements as reasonably requested by Buyer.

    5.4 BULK SALES. Buyer hereby agrees to waive the requirement, if any, that Seller or Sub comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, that Seller agrees to indemnify and hold harmless Buyer with respect to any noncompliance with such laws and Buyer's waiver with respect thereto.

    5.5 REASONABLE BEST EFFORTS; FURTHER ASSURANCES. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VI

                        CERTAIN POST-CLOSING COVENANTS

    6.1  SELLER USE OF BUYER EMULATION SERVICES.

         (a) Seller agrees that when it is in need of emulation services either internally or with respect to a customer project, it will, where feasible, first offer Buyer the opportunity to undertake the project, giving Buyer a clear indication of the nature and timing of the project. In determining whether it has the resources available to undertake the project according to Seller's desired schedule, Buyer will give Seller's project priority status over projects of similar size (measured in realizable revenues) and schedule (measured in terms of timing to completion), unless in Buyer's reasonable judgment doing so will cause Buyer undue commercial harm. Buyer will in no event be required to divert resources from an existing project on Seller's behalf. Buyer will notify Seller in writing of its determination whether to accept a particular project as promptly as is practicable, with a brief explanation of any refusal. If Buyer agrees to undertake the project, it will do so on terms no less favorable than with respect to other current projects of similar size and schedule.

         (b) Buyer agrees to sell its emulation products to Seller (i) for Seller's internal use (which shall not involve the provision of design or other services to others), and (ii) for Seller's use in a discrete design services consulting project, it being understood that following completion of such project, all Buyer emulation products used in connection with such project can be used thereafter only in Seller internal projects unless a Vice President of Buyer consents in writing to use in connection with a specific project. Such consent of a Vice President of Buyer must be obtained with respect to each subsequent project with respect to which the same Buyer emulation products are proposed to be used.

    6.2  NONCOMPETITION.

         (a) Neither Seller nor any of its affiliates, subsidiaries, or similarly controlled entities, shall, during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, directly or indirectly engage in the integrated circuit emulation business anywhere in the world. The foregoing restriction shall include without limitation any investment of cash or other property, loan, joint venture, strategic alliance, license or other similar business arrangement relating to the integrated circuit emulation business, but shall not include Seller actions required to satisfy its service and support requirements pursuant to Section 6.3. In the event that Seller is acquired (whether through (i) sale of substantial assets, or (ii) merger, sale of stock or otherwise pursuant to which the shareholders immediately prior to such transaction hold less than a majority of the voting securities of the surviving or acquiring corporation after such transaction) by an entity with significant operations relating to the integrated circuit emulation business at the time of such transaction (a "PRE-EXISTING EMULATION BUSINESS"), this prohibition shall not apply to the Pre-Existing Emulation Business.

         (b) Neither Buyer nor any of its affiliates, subsidiaries or similarly controlled entities shall, during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, directly or indirectly engage in the commercial logic synthesis business, relating to integrated circuit design creation (the "SYNTHESIS BUSINESS"). The foregoing restriction shall include, without limitation, any investment of cash or other property, loan, joint venture, strategic alliance, license or other similar business arrangement relating to the Synthesis Business. In the event that Buyer is acquired (whether through (i) sale of substantial assets or (ii) merger, sale of stock or otherwise pursuant to which the shareholders immediately prior to such transaction hold less than a majority of the voting securities of the surviving or acquiring corporation after such transaction) by an entity with significant operations relating to the Synthesis Business at the time of such transaction (a "PRE-EXISTING SYNTHESIS BUSINESS"), this prohibition shall not apply to the Pre-Existing Synthesis Business.

         (c) The parties agree that the covenants set forth in Sections 6.2(a) and 6.2(b) above are a material and substantial part of this Agreement. Because of the difficulty of measuring economic losses to the nonbreaching party as a result of a breach of the restrictive covenants set forth in Sections 6.2(a) and 6.2(b) above, and because of the immediate and irreparable damage that would be caused to the nonbreaching party by such breach, for which monetary damages would not be a sufficient remedy, the parties agree that in addition to all other remedies that may be available to the nonbreaching party at law or in equity, the nonbreaching party shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of such restrictive covenant.

    6.3 BUYER SUPPORT OF SELLER EMULATION BUSINESS CUSTOMERS. Buyer agrees to provide service and support under the terms of its standard service and support agreements to each customer of the Seller Emulation Business (excluding customer sites at which equipment has been installed by Seller for free, or for which there is no Seller record of a revenue transaction or backlog), which agrees to terminate its existing support and service agreements with Seller or Sub and waive any remaining rights or claims thereunder or otherwise relating to support of such customer as a customer of the Seller Emulation Business in exchange for
(i) replacement of its existing Sub emulation products with reasonably comparable Buyer emulation products, and (ii) Buyer entering into its standard service and support agreement with such customer (such exchange being referred to herein as the "SWAP ARRANGEMENT"), but only as to those customers which accept the Swap Agreement prior to September 30, 1997. Seller's intent is that, until a particular customer of the Seller Emulation Business accepts the Swap Arrangement (including the waiver by such customer of any remaining rights or claims under existing support and service agreements with Seller or Sub or otherwise relating to support of such customer as a customer of the Seller Emulation Business), Seller would, to the extent practicable, satisfy all service and support requirements of such customer in accordance with the terms of its existing support and service arrangements with such customer. Seller acknowledges that it may be required to satisfy such support and service requirements for an indefinite period which may exceed the duration of the term of the customer's existing support and service arrangements. Seller will inform Buyer when it believes it has completed its support of any customer. The parties acknowledge that Buyer shall have no obligation to a particular customer of the Seller Emulation Business other than to offer to enter into the Swap Arrangement and, only if such arrangement is agreed to by the customer prior to September 30, 1997, to fulfill the terms of such arrangement. In addition, with regard to each maintenance contract for which revenue has been deferred and as to which Buyer and the party to such maintenance contract have entered into the Swap Arrangement, Seller and Sub agree to return the unearned deferred maintenance amounts to the applicable customer.

    6.4 LICENSE OF INTELLECTUAL PROPERTY AND PROVISION OF EQUIPMENT FOR SUPPORT SERVICES.

         (a) Buyer hereby grants to Seller, for a period of one year from the date of this Agreement, a limited, nontransferable license (with no right to sublicense) to use the Intellectual Property, but solely for the purpose of providing support to Seller's customers as envisioned in Section 6.3 Buyer agrees that Seller may retain such number of copies of the software, documentation and other materials (excluding hardware) included in the Acquired Assets as are reasonably necessary to provide such support.

         (b) Buyer will provide Seller, for a period of one year from the date of this Agreement, at no charge, with at least one complete Seller emulation system, including hardware, software and documentation, for the purpose of providing support to Seller's customers as envisioned in Section 6.3, and will provide such additional systems as the parties may agree are reasonably necessary to carry out the purposes of Section 6.3 (keeping in mind their mutual goal to encourage customers to accept the Swap Arrangement).

         (c) Buyer will provide Seller, for a period of one year from the date of this Agreement, at no charge, such parts and equipment as Seller may require in fulfilling its support obligations as envisioned in Section 6.3, provided that Seller provides such parts and equipment to its customers without charge. To the extent that Seller sells any such equipment to its customers (e.g., for a system upgrade or capacity increase), the proceeds of such sale shall be passed on to Buyer. In addition, any new revenue recovered by Seller subsequent to the date of this Agreement from the end user as part of the ongoing process of maintenance and service will be passed on to Buyer.

         (d) Upon the termination of all support services by Seller as envisioned in Section 6.3, Seller shall notify Buyer of such termination and the license granted in Section 6.4(a) shall automatically terminate. At such time, Seller shall return all tangible materials licensed or supplied by Buyer under this Section 6.4 and shall destroy all intangible copies of such materials in its possession.

    6.5  PATENT LICENSE BACK.

         (a) For purposes of this Section 6.5, "Transferred Patents" means the patents issuing from the applications listed in Schedule 1.2 or another application derived directly or recursively from such applications as a division, a continuation, a continuation-in-part, or a foreign counter-part of such applications.

         (b) For purposes of this Section 6.5, "Simulation Software" means a computer program owned by Seller that operates on a general purpose computer for simulating or analyzing the behavior of digital circuits and systems, provided that such software does not perform or control emulation.

         (c) Buyer grants Seller a worldwide, non-exclusive, non-transferable (except as set forth in this Section 6.5), royalty-free right and license (without right to sublicense except as set forth in this Section 6.5) under the Transferred Patents to make, use, sell, offer for sale, or import Simulation Software. Seller may license third parties to use Simulation Software under the Transferred Patents in the ordinary course of Seller's business. Seller may transfer this license to a third party in the event that Seller disposes of all or substantially all of its assets or business related to Simulation Software. Seller may not otherwise transfer or sublicense the Transferred Patents.


                                  ARTICLE VII

                            ESCROW; INDEMNIFICATION

    7.1 ESCROW FUND. As soon as practicable after the Closing, the Escrow Amount shall be deposited with The First National Bank of Boston (or other institution selected by Buyer with the reasonable consent of Seller) as escrow agent (the "ESCROW AGENT"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as EXHIBIT A. The Escrow Fund shall be available to compensate Buyer pursuant to the indemnification obligations of Seller set forth in this Agreement, with respect to Damages (as defined below) arising by reason of Seller's failure to deliver any of the Acquired Assets. The Escrow Fund shall act as partial security for Seller's and Sub's indemnification obligations set forth in this Agreement, but shall not serve as Buyer's exclusive remedy with respect thereto. The Escrow Fund shall be released upon the later of (i)
June 27, 1997 and (ii) completion of delivery of all Acquired Assets by Seller to Buyer, as provided in and subject to the terms of the Escrow Agreement.

    7.2  INDEMNIFICATION.

         (a) Subject to the limitations set forth in this Article VII, Seller will defend, indemnify and hold harmless Buyer and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act (individually, an "INDEMNIFIED PERSON" and collectively, "INDEMNIFIED PERSONS"), and shall reimburse Indemnified Persons, for, from and against any and all losses (which shall include any diminution in value), costs, damages, liabilities and expenses arising from claims, demands, actions and causes of action, including, without limitation, reasonable legal fees, (collectively, "DAMAGES") arising out of
(i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Sub or Seller in this Agreement, or any exhibit or other schedule to this Agreement, or
(ii) transactions, events, acts or omissions of or by Seller or Sub relating to the Seller Emulation Business on or before the Closing

(including without limitation any claim of infringement (i) as a result of the inaccuracy of the representation set forth in Section 2.12(a) without regard to the knowledge qualifier and (ii) which relates to actions or events occurring prior to the date of the Agreement).

         (b) Subject to the limitations set forth in this Article VII, Buyer shall defend, indemnify and hold harmless each Indemnified Person, and shall reimburse Indemnified Persons, for, from and against all Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants or agreements given or made by Buyer in this Agreement or any exhibit or other schedule to this Agreement.

         (c) Buyer and Seller each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the total purchase price Buyer would have agreed to issue in connection with the Acquisition. Accordingly, Seller agrees that at the sole election of Buyer, certain warrants may become unexercisable and/or be cancelled in accordance with the provisions of the Buyer's Warrant.

    7.3  INDEMNIFICATION PROCEDURE.  All claims for indemnification under this
Article VII (individually, a "CLAIM" and collectively, "CLAIMS") shall be asserted and resolved as follows:

         (a) In the event that any Claim for which Seller or Sub, as the case may be (the "INDEMNIFYING PARTY"), would be liable to indemnify an Indemnified Person hereunder is asserted which Claim does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Person shall with reasonable promptness send a Claim Notice (as defined in Section 7.3(b) below) with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Person within 30 days from the date of receipt of such Claim Notice that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 7.3(a), the Indemnified Person shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen
(15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

         (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Person hereunder is asserted against an Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Claim, including a copy of the Claim made if the Claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "CLAIM NOTICE"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Person (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Person hereunder with respect to such Claim and (ii) if the Indemnifying

Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Person within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Person against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnifying Party to a final conclusion; PROVIDED that, unless the Indemnified Person otherwise consents in writing, which consent shall not be unreasonably withheld, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Person. If the Indemnified Person desires to participate in, but not control, any such defense or settlement the Indemnified Person may do so at the Indemnified Person's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Person against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Person timely notice as provided above or otherwise, then the Indemnified Person, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Person's sole discretion and if it is determined that the Indemnifying Party is responsible therefore under this Article VII, the Indemnified Person shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Person with respect thereto, including interest from the date such costs and expenses were incurred.

         (c) The Indemnified Person's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Person unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.


                                 ARTICLE VIII

                              CERTAIN TAX MATTERS

    Buyer and Seller hereby covenant and agree with respect to certain tax matters as follows:

    8.1  RETURNS; INDEMNIFICATION; LIABILITY FOR TAXES.

         (a) Seller shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to Sub and its subsidiaries for all taxable periods ending on or before the Closing Date ("SUB TAX RETURNS") and shall pay, and shall indemnify and hold Buyer harmless against and from (i) all Taxes of Sub and its subsidiaries for all taxable years or periods which end on or before the Closing Date; (ii) all Taxes for all taxable years or periods of all members subsidiaries of any affiliated group of which Sub and any of its subsidiaries is or has been a member prior to the Closing Date; and (iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD") all Taxes of Sub and its subsidiaries attributable to the portion of the Straddle Period prior to and including the Closing Date (the "PRE-CLOSING PERIOD"). For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per them basis. For purposes hereof, all Taxes which are the subject of this Article VIII arising from the Stock Purchase hereof, including Taxes resulting from the Election, shall be deemed to be Taxes attributable to the Pre-Closing Period and shall be the responsibility of Seller.

         (b) Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of Sub relating to periods ending after the Closing Date and shall pay, and, except as provided in subsection (c) hereof, shall indemnify and hold Seller harmless against and from (i) all Taxes of Sub and its subsidiaries for any taxable year or period commencing after the Closing Date; and (ii) all Taxes of Sub and its subsidiaries for any Straddle Period other than Taxes attributable to the Pre-Closing Period.

    8.2  COOPERATION; REFUNDS AND CREDITS.

         (a) All refunds or credits of Taxes for or attributable to taxable years or periods of Sub and its subsidiaries ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) shall be for the account of Seller; all other refunds or credits of Taxes, for or attributable to Sub and its subsidiaries shall be the account of Buyer. Following the Closing, Buyer shall cause Sub and its subsidiaries to forward to Seller any such refunds or credits due Seller pursuant to this section after receipt or realization thereof by Buyer, and Seller shall forward (or cause to be forwarded) to Buyer any refunds or credits due to Buyer pursuant to this section after receipt or realization thereof by Seller, in each case in accordance with the provisions of Section 8.2(c) below.

         (b) If an audit examination of any Tax Return of Seller or its subsidiaries for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment the effect of which is to increase deductions, losses or tax credits or decrease income, gains, premiums, revenues or recapture of tax credits ("CHANGES") reflected on a Tax Return of Buyer, Sub and its subsidiaries for any taxable period ending after the Closing Date, Seller will notify Buyer and provide it with all necessary information so that it can reflect on the appropriate Tax

Return of Buyer any appropriate Changes. If as a result of such Changes, Buyer or its subsidiaries enjoy a net Tax benefit from an increase in deductions, losses or tax credits and/or a decrease in income, gains, premiums, revenues or recapture of tax credits ("BUYER BENEFITS") for taxable periods ending after the Closing Date, Buyer shall pay to Seller the amount of such Buyer Benefit, as and when such Buyer Benefits are realized by Buyer in accordance with
Section 8.2(d).

         (c) If an audit examination of any Tax Return of Buyer or its subsidiaries for taxable periods ending after the Closing Date shall result (by settlement or otherwise) in any Change reflected on a Tax Return of Seller or its subsidiaries for any taxable periods ending on or before the Closing Date, Buyer will notify Seller and provide it with all necessary information so that Seller can reflect any appropriate Changes on its Tax Return. If as a result of such Changes, Seller or its subsidiaries enjoy a net Tax benefit from an increase in deductions, losses or tax credits and/or a decrease in the income, gains, premiums, revenues or recapture of tax credits ("SELLER BENEFITS") for taxable periods ending on or before the Closing Date, Seller shall pay to Buyer the amount of such Seller Benefits as and when such Seller Benefits are realized by Seller, in accordance with Section 8.2(d).

         (d) Any payments of refunds or credits for Taxes, or any payment of Buyer Benefits or Seller Benefits, that are required to be paid under this Agreement shall be made within 10 business days of the receipt of any refund or 30 Business Days of the realization of any tax benefit, as the case may be. Any payments not made within such time period, shall be subject to an interest charge of 12% per annum.

    8.3 TERMINATION OF TAX SHARING AGREEMENTS. Seller hereby agrees and covenants that there are and will be obligations of or to Sub or its subsidiaries pursuant to any tax sharing agreement or any similar arrangement in effect at anytime before or on the Closing Date, and any further obligations that might otherwise have existed thereunder shall be extinguished as of the Closing Date.

    8.4  CONDUCT OF AUDITS AND OTHER PROCEDURAL MATTERS.

         (a) Each party shall, at its own expense, control any audit or examination by any Taxing Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("PROCEEDINGS") for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. Each party shall promptly forward to the other in accordance with Section 9.2 all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any Taxing Authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld. In the case of any Proceedings relating to any Straddle Period, Buyer shall control such Proceedings and shall consult in good faith with Seller as to the conduct of such Proceedings. Seller shall reimburse Buyer for such portion of the costs, including legal costs, of conducting such Proceedings as is represented by the portion of the Tax with respect to such Straddle Period for which Seller is liable pursuant to this Agreement. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Proceedings which the requesting party controls. The failure by a party to provide timely notice under this subsection shall relieve the other party from its obligations under this Article VIII with respect to the subject matter of any notification not timely forwarded, to the extent the other party has suffered a loss or other economic detriment because of such failure to provide notification in a timely fashion.


                                  ARTICLE IX

                              GENERAL PROVISIONS

    9.1 SURVIVAL AT CLOSING. The representations, warranties and agreements set forth in this Agreement shall survive the Closing, except (a) as specifically provided in Article VI, and (b) the representations, warranties and/or agreements set forth in Article II, Article III, Article IV and
Article VII shall survive until the latest of (i) the second anniversary of the Closing; (ii) with respect to Section 2.13 (Taxes) the expiration of all applicable statutes of limitations; and (iii) final resolution of any pending Claim under Article VII (but only as to such pending Claim or Claims).

    9.2 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including the Synthesis Database Licensing Agreement) were not performed in accordance with their specific terms or were otherwise breached. Moreover, each party's obligation under this Agreement (including the Synthesis Database Licensing Agreement) is unique. If any party should default in its obligations under this Agreement (including the Synthesis Database Licensing Agreement), the parties each acknowledge that it would be extremely impracticable to measure the
resulting damages.   It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including the Synthesis Database Licensing Agreement) and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which they are entitled in law or in equity.

    9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)    if to Seller to:

       Synopsys, Inc.
       700 E.  Middlefield Road
       Mountain View, California 94043
       Attention:   Paul Lippe, Sr. Vice President Business & Market Development
       Facsimile No.: (415) 694-4087
       Telephone No.: (415) 962-5000

       with a copy to:

       Steve Shevick, Esq.
       700 E. Middlefield Road
       Mountain View, California 94043
       Facsimile No.: (415) 694-4087
       Telephone No.: (415) 962-5000

(b)    if to Sub, to:

       Arkos Design, Inc.
       700 E.  Middlefield Road
       Mountain View, California 94043
       Attention:   President
       Facsimile No.: (415) 694-4087
       Telephone No.: (415) 962-5000

(c)    if to Buyer, to:

       Quickturn Design Systems, Inc.
       440 Clyde Avenue
       Mountain View, CA  94043
       Attention:   President
       Facsimile No.: (415) 967-3189
       Telephone No.: (415) 967-3300

       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       650 Page Mill Road
       Palo Alto, CA 94304-1050
       Attention:  Larry W. Sonsini, Esq.
       Facsimile No.: (415) 493-6811
       Telephone No.: (415) 493-9300

    9.4 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 14, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.6 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

    9.7 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.8 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive, of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    9.10 RULES OF CONSTRUCTION. The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.11 EXPENSES. Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

    IN WITNESS WHEREOF, Seller, Sub and Buyer have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                  SYNOPSYS, INC.


                                  By:    /s/ AART J. DE GEUS
                                     ------------------------------------------
                                  Name:    Aart J. De Geus
                                       ----------------------------------------

                                  Title:  President and Chief Executive Officer
                                        ---------------------------------------


                                  ARKOS DESIGN, INC.


                                  By:    /s/ DEAN WOHLWEND
                                     -----------------------------------------

                                  Name:     Dean Wohlwend
                                       ----------------------------------------

                                  Title:     Chief Financial Officer
                                        ---------------------------------------


                                  QUICKTURN DESIGN SYSTEMS, INC.


                                  By:    /s/ KEITH LOBO
                                     ------------------------------------------

                                  Name:   Keith Lobo
                                       ----------------------------------------

                                  Title:    President
                                        ---------------------------------------